Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Agreement”), dated as of May 29, 2020, is by and among RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the “Borrower”), RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Parent”), the Guarantors, the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Parent, the other Guarantors, the Lenders from time to time party thereto, and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of January 10, 2020 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby);

WHEREAS, the Borrower has informed the Administrative Agent that certain Events of Default have occurred and are continuing under the Credit Agreement as a result of the Borrower’s failure to comply with (i) the Lease Adjusted Leverage Ratio financial covenant under Section 5.9(a) of the Credit Agreement as of the fiscal quarter ending on or about April 19, 2020 and (ii) the Fixed Charge Coverage Ratio financial covenant under Section 5.9(b) of the Credit Agreement as of the fiscal quarter ending on or about April 19, 2020 (the “Existing Events of Default”);

WHEREAS, the Credit Parties have requested that the Lenders (x) make certain amendments to the Credit Agreement and (y) waive the Existing Events of Default, in each case, as set forth herein; and

WHEREAS, the Lenders have agreed to (x) amend the Credit Agreement and (y) waive the Existing Events of Default, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1       Amendment to “Applicable Percentage”. The definition of “Applicable Percentage” in Section 1.1 of the Credit Agreement is hereby amended by:

(i) deleting the pricing grid therein and replacing it with the following pricing grid:

Level	Lease Adjusted Leverage Ratio	Base Rate Margin	LIBOR Rate Margin/Letter of Credit Fee	Commitment Fee
I	<3.75 to 1.00	0.75%	1.75%	0.25%
II	≥ 3.75 to 1.00 but <4.00 to 1.00	1.00%	2.00%	0.30%
III	≥ 4.00 to 1.00 but <4.25 to 1.00	1.25%	2.25%	0.35%
IV	≥ 4.25 to 1.00 but < 4.75 to 1.00	1.50%	2.50%	0.40%
V	≥ 4.75 to 1.00	1.75%	2.75%	0.45%

and (ii) inserting the following new sentence at the end thereof:

Notwithstanding the foregoing, from the First Amendment Effective Date through the first Interest Determination Date occurring after the last day of the fiscal quarter of the Parent ending on or about April 18, 2021, the Applicable Percentage shall be equal to (i) 3.25% with respect to LIBOR Rate Loans, (ii) 3.25% with respect to Letter of Credit Fees, (iii) 2.25% with respect to Base Rate Loans and (iv) 0.45% with respect to the Commitment Fee.

1.2       Amendment to “Consolidated Cash on Hand”. The definition of “Consolidated Cash on Hand” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated Cash on Hand” means, as of any date of determination, the sum of the amount of cash and Cash Equivalents of the Credit Parties and their Subsidiaries on a Consolidated basis (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified as “restricted” on the balance sheet of the Parent (other than cash or Cash Equivalents restricted in favor of the Administrative Agent) or otherwise subject to a security interest in favor of any other Person (other than security interests under the Loan Documents)).

1.3       Amendment to “Expansion Capital Expenditures”. The definition of “Expansion Capital Expenditures” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Expansion Capital Expenditures” shall mean, for any period, all capital expenditures of the Parent and its Subsidiaries on a consolidated basis for such period (as determined in accordance with GAAP) relating to (i) the construction of new stores and/or distribution centers to be operated by the Parent or any of its Subsidiaries, (ii) the Store Rebranding and Outfitting Program and (iii) discretionary information technology and discretionary software update projects. The term “Expansion Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Parent and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.

1.4       Amendment to “Lease Adjusted Leverage Ratio”. The definition of “Lease Adjusted Leverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

Notwithstanding the foregoing, for purposes of calculating the Lease Adjusted Leverage Ratio as of the end of the fiscal quarters of the Parent ending on or about April 18, 2021, July 11, 2021 and October 3, 2021, Consolidated EBITDA shall be calculated as (x) in the case of the fiscal quarter ending on or about April 18, 2021, actual Consolidated EBITDA for such fiscal quarter divided by 33.9%, (y) in the case of the fiscal quarter ending on or about July 11, 2021, actual Consolidated EBITDA for the period of two (2) consecutive fiscal quarters then ending divided by 59.1%, and (z) in the case of the fiscal quarter ending on or about October 3, 2021, actual Consolidated EBITDA for the period of three (3) consecutive fiscal quarters then ending divided by 73.6%.

1.5       Amendment to “LIBOR”. The last sentence of the definition of “LIBOR” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, (x) in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 1.00% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.14(c), in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.

1.6       Amendment to “Net Cash Proceeds”. The definition of “Net Cash Proceeds” in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (a), (ii) replacing “.” with “, and” at the end of clause (b) and (iii) and inserting the following new clause (c) at the end thereof:

(c) with respect to any Equity Issuance by the Parent or Convertible Debt Issuance by the Parent or any of its Subsidiaries, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

1.7       Amendment to “Permitted Acquisition”. The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

Notwithstanding the foregoing, as of the First Amendment Effective Date, no Permitted Acquisitions shall be permitted to be made until the later to occur of (x) delivery of a compliance certificate pursuant to Section 5.1(c) demonstrating compliance with the financial covenants set forth in Section 5.9 for the fiscal quarter of the Parent ending on or about April 18, 2021 and (y) Lease Adjusted Leverage Ratio is less than or equal to 5.00 to 1.00 based on the compliance certificate delivered pursuant to Section 5.1(c) for the most recently ended fiscal quarter of the Parent.

1.8       Amendment to “Permitted Investment”. Clause (xiii) of the definition of “Permitted Investment” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(xiii)       in addition to the Investments otherwise expressly permitted by this definition, other Investments by any Credit Party in an aggregate amount not to exceed $40,000,000 during the term of this Agreement; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Investments or result therefrom; provided further, as of the First Amendment Effective Date, no Investments shall be permitted to be made under this clause (xiii) until the later to occur of (x) delivery of a compliance certificate pursuant to Section 5.1(c) demonstrating compliance with the financial covenants set forth in Section 5.9 for the fiscal quarter of the Parent ending on or about July 11, 2021 and (y) Lease Adjusted Leverage Ratio is less than or equal to 5.00 to 1.00 based on the compliance certificate delivered pursuant to Section 5.1(c) for the most recently ended fiscal quarter of the Parent.

1.9       Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order therein:

“Convertible Debt Issuance” means any issuance by the Parent or the Borrower of unsecured Indebtedness of the Parent or the Borrower that (a) as of the date of issuance thereof contains customary conversion or exchange rights (as determined by the board of directors of the Parent or the Borrower, or a committee thereof, in good faith) and (b) is convertible or exchangeable into shares of common stock of the Parent (or other securities following a merger event, reclassification or other change of the common stock of the Parent), cash or a combination thereof (such amount of cash determined by reference to the price of the Parent’s common stock or such other securities), and cash in lieu of fractional shares of common stock of the Parent (it being understood that any such Indebtedness of the Parent for which any Credit Party or Subsidiary has corresponding obligations with the Parent shall be deemed, without duplication, to be Indebtedness of the Credit Parties and their Subsidiaries hereunder), to the extent permitted pursuant to Section 6.1 and on terms and conditions acceptable to the Administrative Agent, in its sole discretion.

“Equity Issuance” means (a) any issuance by the Parent of shares of its Capital Stock to any Person that is not a Credit Party (including in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party or a Subsidiary into any Credit Party or any Subsidiary thereof.

“First Amendment Effective Date” shall mean May 29, 2020.

“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) the Accessible Borrowing Availability as of such date plus (b) Consolidated Cash on Hand as of such date.

“Minimum Capital Event” means, following the First Amendment Effective Date, receipt by the Borrower of at least $25,000,000 in the aggregate from Net Cash Proceeds of (i) Equity Issuances by the Parent (other than the exercise of stock options issued as part of employee compensation) or (ii) Convertible Debt Issuances by the Parent or its Subsidiaries, in each case, in one or more transactions.

1.10       Amendment to Section 2.8(b). Section 2.8(b) of the Credit Agreement is hereby amended by inserting the following new clauses (vii) and (viii) at the end thereof:

(vii)       Equity Issuances or Convertible Debt Issuances. The Borrower shall make mandatory principal prepayments of the Loans and/or Cash Collateralize the LOC Obligations in the manner set forth herein in an amount equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any Equity Issuances (other than the exercise price on stock options issued as part of employee compensation) or Convertible Debt Issuances in excess of $50,000,000 in the aggregate (together with any other Equity Issuances or Convertible Debt Issuances made after the First Amendment Effective Date). Any such prepayment pursuant to this clause (vii) shall be made within five (5) Business Days after the date of receipt of the Net Cash Proceeds of any such Equity Issuance or Convertible Debt Issuances and shall be applied (1) first to the outstanding Revolving Loans (with a corresponding permanent reduction in the Revolving Committed Amount) until the Revolving Committed Amount is reduced to $100,000,000 and (2) second to the Term Loans and the Incremental Term Loans (if any) in the inverse order of maturity of the remaining amortization payments pursuant to Section 2.2(b)). Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.8(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(viii)       Monthly Revolving Loans Paydown. To the extent that the Consolidated Cash on Hand exceeds $30,000,000 at the end of any fiscal monthly period, in connection with the delivery of the financial statements pursuant to Section 5.1(e), the Borrower shall make mandatory principal prepayments on the outstanding Revolving Loans (without a corresponding permanent reduction in the Revolving Committed Amount) in an amount equal to such excess.

1.11     Amendment to Section 3.2. Section 3.2 of the Credit Agreement is hereby amended by inserting the following proviso at the end thereof:

; provided that, for purposes of this Section 3.2, only from the First Amendment Effective Date until the date in which the Loan Parties are required to deliver the financial statements and compliance certificate for the fiscal quarter of the Parent ending on or about April 18, 2021 pursuant to Section 5.1(b) and Section 5.1(c) respectively, the impacts of the COVID-19 pandemic on the business, operations, property or condition (financial or otherwise) of the Credit Parties and their Subsidiaries, taken as a whole, that (x) occurred prior to the First Amendment Effective Date and were disclosed in public filings or in writing to the Administrative Agent and the Lenders prior to the First Amendment Effective Date and (y) that were reasonably foreseeable (in consequence and duration) in light of any event, development or circumstance described in the foregoing clause (x), shall in each case be disregarded.

1.12     Amendment to Section 3.13. Section 3.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.13     Ownership; Insurance. Each of the Credit Parties is the owner of, and has good and, to the extent applicable, marketable title to, and adequate insurance coverage for, all of its respective assets that, together with assets leased or licensed by the Credit Parties, represents all assets individually or in the aggregate material to the conduct of the businesses of the Credit Parties taken as a whole, and none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect other than exceptions to the foregoing that could not reasonably be expected to have a Material Adverse Effect; provided that, for purposes of this sentence only, only from the First Amendment Effective Date until the date in which the Loan Parties are required to deliver the financial statements and compliance certificate for the fiscal quarter of the Parent ending on or about April 18, 2021 pursuant to Section 5.1(b) and Section 5.1(c) respectively, the impacts of the COVID-19 pandemic on the business, operations, property or condition (financial or otherwise) of the Credit Parties and their Subsidiaries, taken as a whole, that (x) occurred prior to the First Amendment Effective Date and were disclosed in public filings or in writing to the Administrative Agent and the Lenders prior to the First Amendment Effective Date and (y) that were reasonably foreseeable (in consequence and duration) in light of any event, development or circumstance described in the foregoing clause (x), shall in each case be disregarded for the purposes of determining whether a Material Adverse Effect has occurred under this sentence. The Credit Parties have delivered, or made available for review, complete and accurate copies of all material leases to the Administrative Agent as of the Closing Date.

1.13     Amendment to Section 3.17. Section 3.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.17    Solvency. As of the Closing Date, the fair saleable value of all Credit Parties’ assets, taken as a whole and measured on a going concern basis, exceeds all probable liabilities of the Credit Parties, taken as a whole, including those to be incurred pursuant to this Agreement. As of the Closing Date, the Credit Parties, on a consolidated basis, (a) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged or (b) have not incurred, or believe that they will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

1.14     Amendment to Section 4.2(a). Section 4.2(a) of the Credit Agreement is hereby amended by and restated in its entirety to read as follows:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality or reference to Material Adverse Effect in the text thereof.

1.15     Amendment to Section 5.1(b). Section 5.1(b) of the Credit Agreement is hereby amended by inserting the following proviso at the end thereof:

; provided that, with respect to the fiscal quarter of the Parent ending on or about April 19, 2020, (x) such financial statements referenced herein shall be delivered to the Administrative Agent within ninety (90) days of such fiscal quarter end and (y) the draft version of the consolidated balance sheet of the Parent and its consolidated Subsidiaries and related consolidated statements of income and retained earnings and of cash flows for the Parent and its consolidated Subsidiaries for such quarterly period (along with a calculation of the financial covenants set forth in Section 5.9), in form and substance reasonably satisfactory to the Administrative Agent, shall be delivered to the Administrative Agent within forty-five (45) days of such fiscal quarter end;

1.16     Amendment to Section 5.1. Section 5.1 of the Credit Agreement is hereby amended by inserting the following new clause (e) at the end thereof:

(e)       Monthly Financial Statements. As soon as practicable and in any event within twelve (12) Business Days after the end of each fiscal monthly period (commencing with the fiscal monthly period ended June 14, 2020), (w) a consolidated gross same store sales report of the Credit Parties and their Subsidiaries for such period, setting forth, in each case in comparative form, the corresponding figures for the corresponding period of the previous fiscal year of the Parent, (x) a thirteen (13) week forecast of cash flows for the Credit Parties and their Subsidiaries, on a Consolidated basis (including the amount of cash and Cash Equivalents then on hand), (y) evidence of the Consolidated Cash on Hand as of the end of such fiscal monthly period and an indication of the mandatory prepayment (if any) required to be made pursuant to Section 2.8(b)(viii) and (z) solely during the Liquidity Measurement Period, a calculation of Liquidity for such period and demonstrating compliance with Section 9.15(c) as of such date of determination, in each case, in a form reasonably satisfactory to the Administrative Agent; provided that the obligation to deliver the materials in clauses (w) and (x) shall only apply until the delivery of a compliance certificate pursuant to Section 5.1(c) demonstrating compliance with the financial covenants set forth in Section 5.9 for the fiscal quarter of the Parent ending on or about December 26, 2021.

1.17     Amendment to Section 5.9(a). Section 5.9(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)       Lease Adjusted Leverage Ratio.

(i)       Prior to the Minimum Capital Event, as of the last day of any fiscal quarter of the Parent ending during the periods specified below, beginning with the fiscal quarter ending on or about October 4, 2020, the Lease Adjusted Leverage Ratio shall be less than or equal to the corresponding ratio set forth below:

Period	Maximum Ratio
October 4, 2020 (the last day of the third fiscal quarter of the 2020 fiscal year of the Parent) through December 27, 2020 (the last day of the fourth fiscal quarter of the 2020 fiscal year of the Parent)	5.00 to 1.00
December 28, 2020 (the first day of the first fiscal year of the 2021 fiscal year) through December 26, 2021 (the last day of the fourth fiscal quarter of the 2021 fiscal year of the Parent)	4.75 to 1.00
December 27, 2021 (the first day of the first fiscal quarter of the 2022 fiscal year of the Parent) and thereafter	4.50 to 1.00

Notwithstanding the foregoing, the covenant in clause (i) of this Section 5.9(a) shall not be tested as of the end of the fiscal quarter of the Parent ending on or about July 12, 2020 (but otherwise shall be deemed to be in effect with respect to such fiscal quarter end for all provisions under this Agreement and the other Loan Documents that refer to compliance or pro forma compliance with Section 5.9 (it being understood and agreed that the maximum Lease Adjusted Leverage Ratio for such fiscal quarter for such purposes shall be 5.00 to 1.00)).

(ii)       Following the Minimum Capital Event, as of the last day of any fiscal quarter of the Parent ending during the periods specified below, beginning with the fiscal quarter ending on or about April 18, 2021, the Lease Adjusted Leverage Ratio shall be less than or equal to the corresponding ratio set forth below:

Period	Maximum Ratio
April 18, 2021 (the last day of the first fiscal quarter of the 2021 fiscal year of the Parent)	5.50 to 1.00
July 11, 2021 (the last day of the second fiscal quarter of the 2021 fiscal year of the Parent)	5.25 to 1.00
October 3, 2021 (the last day of the third fiscal quarter of the 2021 fiscal year of the Parent)	5.00 to 1.00
December 26, 2021 (the last day of the fourth fiscal quarter of the 2021 fiscal year of the Parent)	4.75 to 1.00
December 27, 2021 (the first day of the first fiscal quarter of the 2022 fiscal year of the Parent) and thereafter	4.50 to 1.00

Notwithstanding the foregoing, following the Minimum Capital Event, the covenant in clause (ii) this Section 5.9(a) shall not be tested as of the end of the fiscal quarters of the Parent ending on or about July 12, 2020, October 4, 2020 and December 27, 2020 (but otherwise shall be deemed to be in effect with respect to each such fiscal quarter end for all provisions under this Agreement and the other Loan Documents that refer to compliance or pro forma compliance with Section 5.9 (it being understood and agreed that the maximum Lease Adjusted Leverage Ratio for each such fiscal quarter for such purposes shall be 5.00 to 1.00)).

1.18     Amendment to Section 5.9(b). Section 5.9(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)       Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Parent, shall be greater than or equal to 1.25 to 1.0. Notwithstanding the foregoing, (i) the covenant in this Section 5.9(b) shall not be tested as of the end of the fiscal quarter of the Parent ending on or about July 12, 2020 and (ii) following the Minimum Capital Event, the covenant in this Section 5.9(b) shall not be tested as of the end of the fiscal quarters of the Parent ending on or about October 4, 2020 and December 27, 2020 (but, in each case, otherwise shall be deemed to be in effect with respect to each such fiscal quarter end for all provisions under this Agreement and the other Loan Documents that refer to compliance or pro forma compliance with Section 5.9). In addition, (x) for the fiscal quarter ending on or about April 18, 2021, the Fixed Charge Coverage Ratio shall be determined for only the single fiscal quarter of the Parent then ended (rather than the period of four (4) consecutive fiscal quarters of the Parent then ended), (y) for the fiscal quarter ending on or about July 11, 2021, the Fixed Charge Coverage Ratio shall be determined for only the period of the two (2) consecutive fiscal quarters of the Parent then ended (rather than the period of four (4) consecutive fiscal quarters of the Parent then ended) and (z) for the fiscal quarter ending on or about October 3, 2021, the Fixed Charge Coverage Ratio shall be determined for only the period of the three (3) consecutive fiscal quarters of the Parent then ended (rather than the period of four (4) consecutive fiscal quarters of the Parent then ended).

1.19     Amendment to Section 5.9. Section 5.9 of the Credit Agreement is hereby amended by inserting the following clause (c) at the end thereof:

(c)       Minimum Liquidity. As of the last day of the fiscal monthly period of the Parent from the First Amendment Effective Date through March 21, 2021 (the “Liquidity Measurement Period”), Liquidity shall not be less than $25,000,000 plus fifty percent (50%) of the Net Cash Proceeds of any Equity Issuances or Convertible Debt Issuances by the Parent or any of its Subsidiaries in excess of $15,000,000 in the aggregate effected during the Liquidity Measurement Period (excluding any amounts required to be used to make prepayments on the Loans pursuant to Section 2.8(b)(vii) and (viii)).

1.20     Amendment to Article V. Article V of the Credit Agreement is hereby amended by inserting the following new Section 5.18 at the end thereof:

5.18 Advisor. The Credit Parties hereby acknowledge and agree that the Administrative Agent may engage a financial advisor (the “Agent Financial Advisor”) to, among other things, perform a review of the Credit Parties’ financial performance, financial reporting, financial forecasts and short term liquidity.  To the extent that the Administrative Agent engages the Agent Financial Advisor, the Credit Parties shall (a) provide the Agent Financial Advisor with reasonable access to the Credit Parties’ facilities, members of management and financial information as is necessary to perform the services within the scope of the engagement and (b) reimburse the Administrative Agent promptly upon demand for the reasonable fees and expenses incurred by the Administrative Agent in connection with the engagement of the Agent Financial Advisor.

1.21     Amendment to Section 6.11. Section 6.11 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

Notwithstanding the foregoing, as of the First Amendment Effective Date, no Restricted Payments shall be permitted to be made under clause (c) of this Section 6.11 until the later to occur of (x) delivery of a compliance certificate pursuant to Section 5.1(c) demonstrating compliance with the financial covenants set forth in Section 5.9 for the fiscal quarter of the Parent ending on or about July 11, 2021 and (y) Lease Adjusted Leverage Ratio is less than or equal to 5.00 to 1.00 based on the compliance certificate delivered pursuant to Section 5.1(c) for the most recently ended fiscal quarter of the Parent.

1.22     Amendment to Article VI. Article VI of the Credit Agreement is hereby amended by inserting the following new Section 6.17 at the end thereof:

6.17       Expansion Capital Expenditures. The Credit Parties and their Subsidiaries shall be permitted to make, or become legally obligated to make, Expansion Capital Expenditures so long as (x) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom and (y) the Credit Parties will be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 after giving effect thereto. Notwithstanding the foregoing, as of the First Amendment Effective Date, no Expansion Capital Expenditures shall be permitted to be made (other than Expansion Capital Expenditures for work commenced prior to the First Amendment Effective Date in an aggregate amount not to exceed $3,000,000) until the later to occur of (x) delivery of a compliance certificate pursuant to Section 5.1(c) demonstrating compliance with the financial covenants set forth in Section 5.9 for the fiscal quarter of the Parent ending on or about July 11, 2021 and (y) Lease Adjusted Leverage Ratio is less than or equal to 5.00 to 1.00 based on the compliance certificate delivered pursuant to Section 5.1(c) for the most recently ended fiscal quarter of the Parent; provided that after the Minimum Capital Event, this sentence shall not prohibit the Credit Parties and their Subsidiaries from making Expansion Capital Expenditures in an aggregate amount not to exceed $5,000,000.

1.23     Amendment to Section 7.1(c). Section 7.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)       (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.4 (with respect to maintenance of a Credit Party’s existence), 5.7 (with respect to notice of a Default or Event of Default), or 5.9 or Article VI hereof; (ii) any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1 and such default shall continue for a period of five (5) Business Days, or (iii) any Credit Party shall fail to comply with any other covenant, contained in this Agreement or the other Credit Documents (other than as described in Sections 7.1(a), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within the time prescribed therein, or to the extent not prescribed therein, within thirty (30) days of its occurrence; or

ARTICLE II

WAIVER

2.1       Existing Events of Default. Effective as of the First Amendment Effective Date, and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Administrative Agent and the Lenders hereby waive the Existing Events of Default.

2.2       Financial Covenants.

(a)       Effective as of the First Amendment Effective Date, and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Administrative Agent and the Lenders hereby waive compliance by the Credit Parties with Section 5.9 of the Credit Agreement, solely for the fiscal quarter of the Parent ending on or about July 12, 2020 (and for this purpose such waiver shall be interpreted as if the Credit Parties were not required to comply with Section 5.9 of the Credit Agreement for the fiscal quarter of the Parent ending on or about July 12, 2020).

(b)       Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, it is acknowledged and agreed that, upon the Minimum Capital Event, the Administrative Agent and the Lenders shall be deemed to have waived compliance by the Credit Parties with Section 5.9 of the Credit Agreement, solely for the fiscal quarters of the Parent ending on or about October 4, 2020 and December 27, 2020 (and for this purpose such waiver shall be interpreted as if the Credit Parties were not required to comply with Section 5.9 of the Credit Agreement for the fiscal quarters of the Parent ending on or about October 4, 2020 and December 27, 2020).

2.3       Limited Waiver. Each of the foregoing waivers is a one-time waiver and applies only to the specified circumstances and does not modify or otherwise affect the Credit Parties’ obligations to comply with such provisions of the Credit Agreement or any other provision of the Loan Documents, in each case, as amended hereby, in any other instance. Each of the foregoing waivers shall not be deemed or otherwise construed to constitute a waiver of any other Default or Event of Default under the Credit Agreement and/or the other Loan Documents that have occurred or that may occur from and after the date hereof or to prejudice any right, power or remedy which the Administrative Agent or any Lender may not have or may have in the future under or in connection with the Credit Agreement or any other Loan Document, all of which rights, powers and remedies are hereby expressly reserved by the Administrative Agent and the Lenders. The agreements and consents set forth in this Article II are limited to the extent specifically set forth herein and no other terms, covenants or provisions of the Credit Agreement or the other Loan Documents are intended to be affected hereby.

ARTICLE III

CLOSING CONDITIONS

3.1       Closing Conditions. This Agreement shall become effective as of the date hereof (the “First Amendment Effective Date”) upon the satisfaction of the following conditions precedent:

(a)       Execution of Agreement. The Administrative Agent shall have received a copy of this Agreement duly executed by the Borrower, the other Credit Parties, the Administrative Agent and the Required Lenders.

(b)       Monthly Reporting. The Administrative Agent shall have received, with respect to the fiscal monthly period ended May 17, 2020, (w) a consolidated gross same store sales report of the Credit Parties and their Subsidiaries for such period, setting forth, in each case in comparative form, the corresponding figures for the corresponding period of the previous fiscal year of the Parent, (x) a thirteen (13) week forecast of cash flows for the Credit Parties and their Subsidiaries, on a Consolidated basis (including the amount of cash and Cash Equivalents then on hand), (y) evidence of the Consolidated Cash on Hand as of the end of such fiscal monthly period and (z) a calculation of Liquidity for such period, in each case, in a form reasonably satisfactory to the Administrative Agent.

(c)       Revolving Loans Paydown. To the extent that the Consolidated Cash on Hand exceeds $30,000,000 as of the First Amendment Effective Date, immediately prior to the effectiveness of this Agreement (as certified by the Borrower in writing to be accurate within two (2) Business Days prior to the First Amendment Effective Date), the Borrower shall make a mandatory principal prepayment on the outstanding Revolving Loans (without a corresponding permanent reduction in the Revolving Committed Amount) in an amount equal to such excess.

(d)       Amendment Fees. The Administrative Agent shall have received, for the account of each Lender consenting to this Agreement, an amendment fee equal to 0.20% of the aggregate principal amount of such Lender’s Revolving Commitment and outstanding Term Loans, in each case, as of the date hereof.

(e)       Other Fees and Out of Pocket Costs. The Borrower shall have paid any and all reasonable, documented out-of-pocket costs incurred by the Administrative Agent (including the fees and expenses Moore & Van Allen, PLLC as legal counsel to the Administrative Agent) and all other fees and amounts required to be paid to the Administrative Agent in connection with this Agreement to the extent invoiced prior to the date hereof.

ARTICLE IV
MISCELLANEOUS

4.1       Amended Terms. On and after the date hereof, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Agreement. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2       Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)       Each of the Credit Parties has full corporate power, authority and right to execute, deliver and perform this Agreement and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of this Agreement.

(b)       This Agreement has been duly executed and delivered on behalf of each of the Credit Parties. This Agreement constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)       No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of this Agreement against the Credit Parties.

(d)       The representations and warranties made by the Credit Parties in the Credit Agreement, in the Security Documents or which are contained in any certificate furnished at any time under or in connection with the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality or reference to Material Adverse Effect in the text thereof.

(e)       After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing on the date hereof.

(f)       The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral purported to be covered thereby, in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g)       The Obligations of the Credit Parties are not reduced or modified by this Agreement (except as set forth herein) and, as of the date hereof, are not subject to any offsets, defenses or counterclaims.

4.3       Reaffirmation of Obligations. Each Credit Party hereby ratifies the Credit Agreement, as amended hereby, and each other Credit Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement, as amended hereby, and each other Credit Document to which it is a party applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations under the Credit Documents.

4.4       Release. The Borrower and each of the other Credit Parties hereby releases and forever discharges the Administrative Agent, each Lender, the Issuing Lender, the Swingline Lender and their respective predecessors, successors, assigns, attorneys and Related Parties (each and every of the foregoing, a “Lender Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Credit Documents through the date hereof, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any Lender Party.

4.5       Credit Document. This Agreement shall constitute a Credit Document under the terms of the Credit Agreement.

4.6       Entirety. This Agreement and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.7       Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.8       Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

4.9       Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

4.10     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

4.11     Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Section 9.14 and Section 9.17 of the Credit Agreement and the limitation of liability provisions of Section 9.5(b) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature pages to follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date first above written.

BORROWER:	RED ROBIN INTERNATIONAL, INC.,
a Nevada corporation

	By:	/s/ Michael L. Kaplan
Name:	Michael L. Kaplan
Title:	Vice President and Secretary

GUARANTORS:	RED ROBIN GOURMET BURGERS, INC.,
a Delaware corporation

	By:	/s/ Michael L. Kaplan
Name:	Michael L. Kaplan
Title:	Executive Vice President, Chief Legal Officer and Secretary

RED ROBIN WEST, INC.,
a Nevada corporation

By:	/s/ Michael L. Kaplan
Name:	Michael L. Kaplan
Title:	Vice President and Secretary

WESTERN FRANCHISE DEVELOPMENT, INC.,
a California corporation

By:	/s/ Michael L. Kaplan
Name:	Michael L. Kaplan
Title:	Vice President and Secretary

RED ROBIN DISTRIBUTING COMPANY LLC,
a Nevada limited liability company

By:	/s/ Michael L. Kaplan
Name:	Michael L. Kaplan
Title:	Manager

NORTHWEST ROBINS, L.L.C.,
a Washington limited liability company

By:	RED ROBIN INTERNATIONAL, INC.,
Sole Member and Manager of Northwest Robins, L.L.C.

By:	/s/ Michael L. Kaplan
Name:	Michael L. Kaplan
Title:	Vice President and Secretary

RED ROBIN EXPRESS, LLC,
a Colorado limited liability company

By:	/s/ Michael L. Kaplan
Name:	Michael L. Kaplan
Title:	Manager

RED ROBIN NORTH HOLDINGS, INC.,
a Nevada corporation

By:	/s/ Michael L. Kaplan
Name:	Michael L. Kaplan
Title:	Vice President and Secretary

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

RED ROBIN INTERNATIONAL, INC.

ADMINISTRATIVE AGENT
AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ Maureen Malphus
Name: Maureen Malphus
Title: Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

RED ROBIN INTERNATIONAL, INC.

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Ann C. Araya
Name: Anna C. Araya
Title: Executive Director

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Lender

By:	/s/ Deborah Booth
Name: Deborah Booth
Title: Executive Director

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

RED ROBIN INTERNATIONAL, INC.

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Anthony Luppino
Name: Anthony Luppino
Title: Senior Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

RED ROBIN INTERNATIONAL, INC.

BBVA USA, an Alabama Banking Corporation,
as a Lender

By:	/s/ Scott Donaldson
Name: Scott Donaldson
Title: Senior Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

RED ROBIN INTERNATIONAL, INC.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jeff Benedix
Name: Jeff Benedix
Title: Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

RED ROBIN INTERNATIONAL, INC.